Exhibit 10.1

September 23, 2009

Robert Kantor

66 Leonard Street, Apt. 3E

New York, NY  10013

Dear Mr. Kantor:

This letter agreement (the “Agreement”) confirms the termination of your employment with Cache, Inc. (the “Company”) and of the Employment Agreement dated July 3, 2007 (the “Employment Agreement”) with the Company, effective at the close of business on September 23, 2009 (the “Termination Date”).  The termination of your employment is by mutual written agreement as provided by Section 4.1 of the Employment Agreement, subject to the terms and conditions set forth hereinafter.

1.                     The Company will provide you with the following:

(a)   Continuing Payments.  In consideration of your agreement, without revocation, to the terms and conditions of this Agreement, and the release of claims as set forth below, the Company will provide you with your Base Salary (as defined in Section 3.1 of the Employment Agreement), in effect on the day before the Termination Date, for the balance of the Initial Term (as defined in Section 1 of the Employment Agreement) in accordance with the Company’s regular pay cycle.  The payments hereunder shall not be subject to reduction due to compensation received in connection with other employment as set forth in Section 5.1 of the Employment Agreement.

(b)   Benefits.  Your coverage under the Company’s benefit plans will cease as of the Termination Date, except for your medical, dental and vision coverage which will cease at the end of the month in which the Termination Date occurs.  Following such cessation of coverage, you may elect to continue your coverage under the Company’s medical, dental and vision benefit plans, at your own expense, pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), subject to the terms of the applicable plan and the law.  Specific information regarding continuation of your medical, dental and vision benefits will be sent to you under separate cover.  Your right to make additional contributions to the 401(k) Plan ends as of the Termination Date.  You will retain your rights to any amounts you previously contributed to the Plan and amounts contributed by the Company that are vested in accordance with the terms of the Plan.  Nothing in this Agreement shall affect or otherwise diminish your coverage under the Company’s directors and officers’ liability insurance policy as set forth in Section 3.5 of the Employment Agreement or your rights to indemnification by the Company, if any.

(c)   Salary & Unused Vacation.  You will be paid your salary and accrued but unused vacation days through the Termination Date in accordance with the Company’s normal payroll practices.

(d)   Withholding.  All payments by the Company described in this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law.

(e)   No Other Payments.  The parties specifically acknowledge that the payments described in Paragraph 1(a) above constitute consideration not otherwise owed or due to you but for this Agreement, and that the payments are being provided to you in consideration of you executing, and not revoking, this Agreement.  You shall not be entitled to any other severance, compensation, wages or other payments (including, without limitation, payments under the Employment Agreement Section 5.1) other than reimbursement for legitimate business expenses incurred prior to the Termination Date, which shall be reimbursed in accordance with the Company’s expense reimbursement policy, or as set forth in this Agreement.

2.                     Restricted Stock.  The Company will pay you for your 2111 vested Restricted Shares (as defined in the Company’s 2008 Stock Option and Performance Incentive Plan) which you acquired under the Restricted Stock Award Agreement between you and the Company dated July 15, 2008 (the “Restricted Stock Award Agreement”).  The price shall be determined based on the closing price of the Company’s stock on the Termination Date, and shall be payable to you within fifteen (15) business days following the Effective Date (as defined in Paragraph 10 of this Agreement).  You agree that all equity incentives you hold in the Company (including, without limitation, unvested Restricted Shares under the Company’s 2008 Stock Option and Performance Incentive Plan) are forfeited as of the Termination Date.  The Company represents and warrants that you have not been granted any equity incentive benefits other than those set forth in the Restricted Stock Award Agreement.  For the avoidance of doubt, you shall not forfeit any Company stock that you previously acquired in the open market prior to the Termination Date.

3.                     Restrictions and Continuing Obligations.

(a)   Proprietary Information.  You confirm your continuing obligations to protect Proprietary Information under Section 6 of the Employment Agreement and represent and warrant that you have complied with them to date.  Such obligations are hereby incorporated by reference into this Agreement.

(b)   Cooperation.  You confirm your continuing obligations to cooperate with reasonable requests of the Company under Section 6.3 and Section 8 of the Employment Agreement and represent and warrant that you have complied with them to date.  Such obligations are hereby incorporated by reference into this Agreement.

(c)   Restrictive Covenants.  You confirm your obligations with respect to non-disclosure and non-solicitation under Section 7.1 of the Employment Agreement, and Section 7.4 (c), (f) and (g) of the Asset Purchase Agreement by and among Cache, Inc., Adrienne Victoria, Inc. and Adrienne Victoria Designs, Inc., dated as of July 3, 2007 (the “Asset Purchase Agreement”)

and represent and warrant that you have complied with them to date.  Such obligations are hereby incorporated by reference into this Agreement and continue after the Termination Date as provided in Section 7 of the Employment Agreement and Section 7.4 of the Asset Purchase Agreement.  You are expressly released, as of the Effective Date, from the non-compete provisions in Section 7.2 of the Employment Agreement and Section 7.4 of the Asset Purchase Agreement.

(d)   Return of Property.  You confirm your obligation to promptly return Company Property in accordance with Section 6.4 of the Employment Agreement.  This obligation is hereby incorporated by reference into this Agreement.  In furtherance of this obligation, you agree to promptly return to the Company the two (2) guitars paid for by the Company.  Notwithstanding the foregoing, you may retain your Blackberry as personal property; provided that, you shall therefore remove and/or return any information related to the Company, including, without limitation, any Proprietary Information, and you agree to protect the confidentiality of all such information stored on the Blackberry.  You shall be allowed to retain the use of your current cellular telephone number.  You agree that you shall be responsible for any and all charges incurred by such number subsequent to the Termination Date.  For purposes of clarity, it is understood and agreed that your cell phone is, and remains, your personal property, and the Company agrees to assist and comply with any reasonable request to port your cell phone telephone number as may be required.  In addition, you may retrieve, within ten (10) days of the date hereof, your personal belongings and effects, including but not limited to the Excluded Assets enumerated in Schedule 2.3(1) of the Asset Purchase Agreement.

(e)   Nondisparagement.  You confirm your obligation not to disparage the Company in accordance with Section 9 of the Employment Agreement and represent and warrant that you have complied with it to date.  You agree, by signing this Agreement, that you will not at any time without limitation publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Cache Released Parties (as defined in Paragraph 4 of this Agreement). The Company agrees that the Company’s Officers and Directors will not, at any time without limitation, publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning you.  “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.  Nothing in this paragraph shall be construed to preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or directive of a court, governmental agency or regulatory organization.

(f)    Remedies; Specific Performance.  You confirm the Company’s right to injunctive relief provided in Section 10 of the Employment Agreement and Section 7.4(f) of the Asset Purchase Agreement.  This right is hereby incorporated by reference into this Agreement.

4.                     Releases.

(a)   Release by You.  In consideration of the benefits set forth herein, and other good and valuable consideration that you agree you would not be entitled to without executing this Agreement, you have no claim against the Company and you, on your own behalf and on behalf of your heirs, executors, assigns, representatives, agents, and attorneys (the “Kantor Releasors”)

hereby irrevocably generally release and waive (give up) any and all complaints, grievances, claims, causes of action or the like that you had, now have or may have in the future against the Company, its parent companies, subsidiaries, affiliates and affiliated funds, and all of their respective past and present officers, directors, principals, employees, representatives, agents, attorneys, successors and assigns, in their official and individual capacities (collectively the “Cache Released Parties”), including, but not limited to, any and all matters relating to your employment and/or termination of employment with the Company, including, but not limited to, any claims for employment discrimination on the basis of age, sex, race, religion, national origin, disability or any other protected class and any claims for wages, salary, bonuses or benefits of any kind or nature and any and all claims arising under any federal, state or local discrimination laws, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Pregnancy Discrimination Act, the Equal Pay Act, the Family Medical Leave Act of 1993, the Employee Retirement Income Security Act, the New York State Human Rights Law, the New York State Whistleblower Law, the New York State Labor Law, the New York State Worker Adjustment and Retraining Notification Act, the New York Civil Rights Law, the Administrative Code of the City of New York, the New York City Human Rights Law, all as amended, and you, on behalf of the Kantor Releasors, further release and waive any other claim or cause of action recognized in law or in equity that you had or now have against the Cache Released Parties occurring from the beginning of time through the date you execute this Agreement.  Nothing in this Agreement shall affect your rights under this Agreement or under any Company benefit plans in which you are vested.  Notwithstanding the foregoing, this paragraph shall not extend to and will not release any claims that have arisen or arise from (i) the breach of this Agreement, or (ii) breaches of the representations and warranties contained in the Asset Purchase Agreement.

(b)   Release by the Company.  In consideration of the benefits set forth herein, and other good and valuable consideration that the Company agrees it would not be entitled to without executing this Agreement, the Company, on behalf of itself and its parents, subsidiaries, affiliates, successors and assigns (the “Cache Releasors”), to the extent legally authorized to do so, hereby irrevocably generally releases and waives (gives up) any and all complaints, grievances, claims, causes of action or the like that it had, now has or may have in the future against you, your heirs, executors, assigns, representatives, agents and attorneys which are in any way connected with, or in any way arise out of or relate to, any cause whatsoever, from the beginning of time to the date the Company executes this Agreement, including, but not limited to, any and all matters relating to your employment and/or termination of employment with the Company.  Notwithstanding the foregoing, this paragraph shall not extend to and will not release any claims that have arisen or arise from (i) your fraudulent conduct, criminal conduct, or violation of any law, (ii) your breach of this Agreement or (iii) breaches of the representations and warranties contained in the Asset Purchase Agreement.

5.                     No Pending Claims.  You represent and warrant that no action, suit or proceeding has been commenced against the Cache Released Parties by the Kantor Releasors, or on behalf of the Kantor Releasors, and that you know of no claim against the Cache Released Parties as of the date you execute this Agreement.  The Company represents and warrants that no action, suit or proceeding has been commenced against you by the Cache Releasors or on behalf of the Cache Releasors, and that the Company knows of no claim against you as of date the Company executes this Agreement.

6.                     Non-Admission; Inadmissibility.  This Agreement and the performance of the actions required by this Agreement shall not constitute, or in any manner be construed as, an admission by you or the Company that any action either party took with respect to the other was wrongful, unlawful or in violation of any local, state or federal act, statute, or constitution or susceptible of inflicting any damages or injury on the other.  The parties expressly deny any such wrongdoing, violation, or liability for any and all claims asserted by the other.  This Agreement is entered into solely to resolve all matters related to or arising out of your employment with the Company and the cessation thereof.  Neither this Agreement nor the fact of its execution may be used as evidence in any action or proceeding of any nature by anyone for any purpose except to enforce its terms.

7.                     Entire Agreement.  It is mutually understood and agreed that this Agreement constitutes the entire understanding between you and the Company relating to the subject matter of this Agreement and supersede any and all prior agreements or understandings between you and the Company arising out of or relating to your employment with the Company and the cessation thereof.

8.                     Choice of Law; Venue.  The laws of the state of New York shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.  For purposes of any actions or proceedings related to this Agreement or your employment with the Company the parties agree to submit to the exclusive jurisdiction of the state and federal courts of New York, New York County.

9.                     Changes or Modifications.  This Agreement may not be changed or modified except by writing signed by both you and an authorized representative of the Company.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

10.                   Effective Date.

(a)   This Agreement is valid only if signed by you and returned to the Company within twenty-two (22) days of the date you receive this Agreement.  You have seven (7) days following the date you sign this Agreement during which to revoke it, by delivering a written notice of revocation to Maggie Feeney, Cache, Inc., 1440 Broadway, 5th Floor, New York, NY, 10018.  To be effective, such revocation must be received by Maggie Feeney no later than 11:59 p.m. (New York City time) on the seventh (7th) calendar day following your execution this Agreement.  Provided that it is not revoked, this Agreement will be effective on the eighth (8th) day following the Company’s receipt of the valid Agreement signed by you (the “Effective Date”).

(b)   You acknowledge that the Company has provided you with at least twenty-one (21) days from the date upon which this Agreement is delivered to you within which to consider the terms and effect of this Agreement.  You agree that any changes made to the Agreement from the time it was first offered to you, whether material or immaterial, do not restart the running of the 21-day period.  If you elect to execute this Agreement before the expiration of the 21-day period, you acknowledge that you have chosen, of your own free will without any duress, to waive your right to the full twenty-one (21) days.

(c)   The Company hereby advises you to consult with an attorney prior to signing this Agreement.

11.                   Acknowledgements.  By signing this Agreement, it is acknowledged that:

(a)   The parties have read this Agreement;

(b)   You understand and know that you are giving up important rights, including but not limited to rights under the acts, statutes, codes, ordinances, rules and laws set forth in Paragraph 4(a) of this Agreement, and any other constitutional, statutory common law rights and privileges;

(c)   You understand that as a result of entering into this Agreement you will not have the right to assert that the Company unlawfully terminated your employment or violated any rights in connection with your employment;

(d)   Except as set forth herein, no promises or inducements for this Agreement have been made, and the parties are entering into this Agreement without reliance upon any statement or representation by any of the parties or any other person, concerning any fact material hereto;

(e)   The parties agree to everything contained in this Agreement; and

(f)    You are signing this Agreement knowingly, voluntarily, and free of any duress.

12.                   Severability.  It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted by law.  In case any provision of this Agreement shall be declared by an arbitrator or a court of competent jurisdiction to be invalid, illegal or unenforceable as written, the parties agree that the court shall modify and reform such provision to permit enforcement to the greatest extent permitted by law.  In addition, if any provision of this Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired thereby.

If this Agreement is acceptable to you, please sign it and return it to Maggie Feeney within time frame specified in Paragraph 10.

Sincerely yours,

/s/ Thomas E. Reinckens
Thomas E. Reinckens
Chief Executive Officer

Agreed and Accepted on this 23 day of Sept. 2009

/s/ Robert Kantor
Robert Kantor